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                             WISCONSIN BUSINESS BANK

                      A Branch of Wisconsin Community Bank


                           Your Bank . . .Your Partner



March 7, 2002


Mr. Bill Peters
Badger Paper Mills, Inc.
200 W. Front St.
Peshtigo, WI  54157

Dear Bill:

Wisconsin Business Bank agrees to amend the limit on capital expenditures from $3,000,000 to $4,000,000 as it pertains to the year ending 12/31/02 to match your 2002 budget.

This amendment should not be construed to be an amendment of any other rights under the note, loan agreement and related loan documents.

Should you have any questions, please give me a call.

Sincerely,


/s/ Wenda M. Roycraft

Wenda M. Roycraft
Assistant Vice President




           1510 Mid Valley Dr., P.O. Box 5307, De Pere, WI 54115-5307
                    Phone 920-983-5000      Fax 920-983-2980
                               www.wisbusbank.com